UNITED STATES

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Subject Company: Ariba, Inc.

Commission File No.: 000-26299

Acquisition of Ariba

Company:	SAP

Conference Title:	Acquisition of Ariba

Presenter:	Stefan Gruber

Date:	Tuesday 22nd May 2012

Operator:

Good afternoon and good evening ladies and gentlemen and welcome to today’s SAP Conference Call. For your information today’s conference is being recorded. Following the opening comments an interactive Q&A session will be available. I would now like to turn the call over to Stefan Gruber, Head of Investor Relations. Please go ahead sir.

Stefan Gruber:

Yes, thank you. Good evening or good afternoon to all of you who have joined on such short notice to discuss today’s announcement of SAP’s acquisition of Ariba. I am joined by SAP co-CEOs Bill McDermott and Jim Hagemann Snabe; by SAP CFO Werner Brandt; and by Bob Calderoni, Chairman and CEO of Ariba.

Before we begin the call I will read a few preliminary legal notices. The completion of the proposed merger described in this conference call and the press release is subject to receipt of Ariba’s stockholder approval, regulatory approvals and other customary closing conditions. In connection with the proposed merger Ariba will file a proxy statement with the Securities and Exchange Commission, the SEC. The definitive proxy statement will be sent or given to the stockholders of Ariba and will contain important information about the proposed merger and related matters. Ariba’s stockholders are urged to read the definitive proxy statement carefully when it becomes available before making any voting or investment decisions with respect to the proposed merger because they will contain important information about the merger and the parties to the merger. These documents will also be available at no charge from the SEC’s website at www.sec.gov.

Acquisition of Ariba

In addition this call may include forward-looking statements that involve risks and uncertainties concerning the parties’ ability to close the transaction and the expected closing date of the transaction, the anticipated benefits and synergies of the proposed transaction, anticipated future combined operations, products and services; and the anticipated role of Ariba, its key executives and its employees within SAP following the close of the transaction. Actual events or results may differ materially from those described in the release and in this call due to a number of risks and uncertainties detailed in documents filed or furnished by Ariba and SAP with the SEC including those discussed in Ariba’s most recent Annual Report on Form 10-K and quarterly report on Form 10-Q and SAP’s most recent Annual Report on Form 20-F as well as the press release issued today, each of which is on file with the SEC and available at the SEC’s website. Neither SAP nor Ariba is obligated to update these forward-looking statements to reflect events or circumstances of today’s call.

Before turning it over to our speakers let me say that we will be keeping the conference call to about 30-40 minutes. After prepared remarks we will open up the call to questions from the investment community followed by a section dedicated to questions from the media. I would like to ask that you limit your questions to the acquisition announcement we have made today and with that I would like to turn the call over to Bill.

Bill McDermott:

Thank you very much Stefan and thank you all for joining us. With our agreement to acquire Ariba, the most successful global trading network in the world, we are taking another bold step in our strategy to achieve leadership in the Cloud. With this acquisition SAP will also become the clear leader in on-demand supplier relationship management or SRM. The Cloud based procurement and network segments are currently valued by Forrester Research at approximately $5 million annually with Cloud based SRM solutions growing almost 20% in 2011. In this networked economy enterprises of all sizes and all industries will realize the powerful benefits of Cloud collaboration, or better said the business network. The Cloud is fundamentally changing not only the way individuals interact with each other but also how enterprises connect

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and work with their global networks of customers, suppliers and partners. With this strategic transaction we are moving beyond the individual enterprise in establishing SAP as a leader in the fast growing segment of inter-enterprise Cloud based business networks. This is a game-changing opportunity for SAP that complements and accelerates our existing on-premise core business as well as our Cloud offering. The acquisition of Ariba will also advance us significantly towards realizing $2 billion in Cloud revenue by 2015.

Alongside applications, analytics, mobile and database and technology, the Cloud is one of the five key market categories that underpin SAP’s customer-centric innovation strategy and that will drive our future growth. Just last week at our Sapphire Customer Conference we announced SAP’s software-as-a-service strategy based on Cloud based applications focused on managing customers, employees, financials and suppliers. Consistent with and complementing that strategy this acquisition will bring to customers the largest business to business transaction network for buyer-seller collaboration in the world and our more than 190,000 SAP customers will have instant access to Ariba’s Cloud based network of 730,000 companies expected to grow to more than 1 million companies in 2012. Cloud based collaboration will redefine how business is conducted and the growth opportunity in this arena is huge. The top 2,000 global businesses today spend $12 trillion annually with their suppliers. However even though the Ariba network stands as the largest and fastest growing global business network, only $319 billion of that $12 trillion is conducted on the network today. As SAP customers make up the majority of the Global 2000 we have a unique opportunity to significantly expand this business. In addition Ariba’s business will benefit from the power and breadth of SAP’s global sales force working side by side with them.

Ariba’s business network continues to grow very fast with an expected revenue growth rate of more than 50% in its current fiscal year. They have nearly 5 million paying subscribers for more than 60,000 companies and with $444 million in US dollar revenue in fiscal 2011 Ariba is already the second largest Cloud vendor as measured by revenue in the world. We intend to enable every SAP customer to easily connect to the business network through pre-built integration points no matter what size or industry and no matter whether on-premise or on-demand. We will also maintain the openness of the business network, connecting and enabling companies from any source system including Microsoft, Oracle, JD Edwards, Maximo, Peoplesoft, NetSuite and many others.

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Also Ariba’s strong procurement and invoicing solution will complement SAP’s broad Cloud portfolio for managing customers, employees, financials and our Cloud based suites Business One and Business ByDesign. By capitalizing on Ariba’s on demand solutions SAP will deliver an industry leading end to end procurement solution which is integrated with SAP’s strong on premise solutions. In addition to acquiring an outstanding company we are also gaining an outstanding group of highly talented professionals. We have tremendous respect for Chairman and CEO Bob Calderoni, the entire Ariba management team as well as Ariba’s 2,600 dedicated professionals. They are passionate and ready to go. At completion of this transaction Bob and his senior team will assume management responsibility for the business network and all of our Cloud related supplier assets. This will ensure the continued growth of the business networks, procurements services and openness and choice for all customers that use Ariba-SAP E-sourcing solutions. Ariba will operate as an independent business under the name Ariba – an SAP company. The SAP Executive Board intends to nominate Ariba Chairman and CEO Bob Calderoni to the SAP Global Managing Board after the close of the transaction subject to the approval of the SAP Supervisory Board.

I would now like to turn the call over to my fellow colleague and co-CEO, Jim Hagemann Snabe. Jim.

Jim Hagemann Snabe:

Thank you very much Bill. Today marks another important milestone in our history. As we said at Sapphire last week Cloud based intelligent business networks will become an important part of how businesses connect, collaborate, co-innovate, optimize and work together in the future. Business networks are significantly more powerful, innovative and agile than any single entity and the real advancements happen when businesses connect with each other to exchange information, share ideas and buy and sell goods and services without boundaries on open marketplaces in real time. This is the power of the combination of Ariba and SAP. We will create the leading Cloud based business network for all companies and of course for our customers.

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Why do we believe that this is a game-changing opportunity? Because we strongly believe that a networked business environment will take the guesswork out of finding the best possible business partner and enable companies to collaborate with those business partners in an ultra-efficient manner. This will allow organizations to significantly optimize the delivery of products and services to the right customers at the right time and at the time price. Direct access with full transparency of all suppliers of any product category would lead to a much stronger supply chain and highly effective supplier relation management. That in turn will result in more competitive pricing, greater flexibility and less capital tied up in inventory. At the same time more opportunity is created for collaboration and co-innovation among all networked businesses. We are just at the beginning of this network growth opportunity. For example the Ariba network today has more than 420 strategic large buyers including companies like Walt Disney, Deutsche Bank, BHP Billiton and Exxon Mobil. Disney for instance uses a network to collaborate with more than 7,000 suppliers engaging in more than 900,000 transactions per year. BHP Billiton, an SAP customer has billions of US dollars spent flowing through the Ariba network from 2,000 suppliers around the world. Deutsche Bank engages with approximately 4,000 suppliers on the Ariba network processing more than 500,000 invoices every year. We will enable all our solutions to connect to the Ariba network out of the box so large companies running the SAP Business Suite and small and medium-sized enterprises running SAP All-in-One, SAP Business One or SAP Business ByDesign can benefit from the value of the largest business network in the world.

The combination of the network and procurement solutions from Ariba and SAP will deliver 360° business intelligence to provide companies with greater insight into their spending. Ariba’s open network and SAP’s integration and deep business process expertise will extend the benefits of business collaboration to any company on any system from any provider. Together SAP and Ariba will deliver a truly end to end solution that will allow our customers to achieve a closed loop from source to pay regardless of whether they deploy in the Cloud, on premise or through combinations of both. The Ariba network will benefit from the performance delivered by using our flagship in memory platform SAP HANA. Our emerging architecture with HANA at its core will enable a powerful real time platform not only for buyers and buying and selling goods but also for much more intelligent and competitive supply chain management. This includes searching, trading, analysis and competitive benchmarks all happening in the Cloud, any place, anywhere.

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SAP’s large global customer base will rapidly increase the number of suppliers and buyers in the network, increasing transaction volumes and helping drive subscription revenues. This will create a strong incentive, additional gravitational pull for others to join the business network. In addition SAP will help to further globalize the Ariba network beyond its strong North American rooting and enhance its presence in Latin America, Europe and Asia Pacific. The combination of Ariba and SAP will accelerate the value of the business network by adding the purchase power of more than 190,000 SAP customers to the network. We estimate that already today 63% of the world’s transactions touch an SAP system. More importantly even the smallest companies, for example running Business One or Business ByDesign can easily access and instantly benefit from the largest business network in the world. SAP plans to provide open access to the business network regardless of the business software companies are using. This will allow all companies to easily benefit from the power of the business network at any point in time.

Finally by applying SAP’s leading analytical solutions and SAP’s breakthrough innovations like SAP HANA to the relationship and transactional data from the business network, companies across the world will be able to better discover business partners, connect, compare and collaborate with each other in real time.

Now I would like to turn over to Werner who will walk through the terms of the transaction and how the integration of Ariba is expected to affect SAP’s financials. Werner?

Werner Brandt:

Thank you Jim. SAP is buying a very strong and fast growing business and Ariba runs the largest and most global trading network. We expect the combination to deliver significant benefits primarily through revenue enhancements driven by the rapidly growing network business and the extension of our Cloud solution portfolio. The transaction which we anticipate will close in the third quarter of this year is expected to be accretive to SAP’s non-IFRS earnings per share in 2013. The key details of the transaction can be found in the press release issued

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today. In addition an Ariba proxy statement will be submitted together with further details of the transaction to the US Securities and Exchange Commission in accordance with US law. The acquisition of Ariba advances us dramatically towards realizing our ambitions of becoming a Cloud leader with $2 billion in Cloud revenues by 2015; and we remain confident in our ability to increase our total revenues to more than €20 billion by 2015 while keeping our promise to deliver a 35% non-IFRS operating margin.

With that I would like to hand it over to Bob so that he can spend a few minutes sharing with you details regarding Ariba’s history, growth, strategy and what he sees as a benefit of becoming part of the SAP family. Bob, over to you.

Bob Calderoni:

Thank you Werner. Today is an incredibly exciting day for Ariba. I believe it’s exciting for our investors, it’s certainly exciting for our employees and perhaps most importantly it’s exciting for our customers and I am personally very pleased that our Board of Directors has voted unanimously to approve the transaction. Over the past 15 years Ariba has been helping companies simplify commerce. We have been providing solutions to enable companies around the globe to connect and collaborate more efficiently as part of the worlds most successful Cloud based business commerce network.

At Ariba we have always been at the forefront of business process efficiency. We were among the first to leverage Cloud to streamline procurement. We defined and enabled spend management as a competitive weapon for the world’s leading companies and we were among the first established enterprise application providers to successfully transform into a leading Cloud business. All of this laid the groundwork for what may be the most significant advance in process efficiency that business has seen in the past 30 years, the creation of a global network for efficient and scalable inter-enterprise commerce. Today the network connects many of the world’s largest buying organizations including more than half of the Fortune 500 to over 730,000 suppliers and other partners across the globe empowering all Ariba Network members to discover, connect and collaborate with new and existing trading partners and driving tremendous efficiencies, benefits and insights for all participants involved.

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I have always viewed the Ariba network as a bridge for better collaboration between companies and our combination today with SAP will only accelerate the growth and value of the Ariba network adding more roads and on-ramps and more commerce to an already leading global trading community. Because the Ariba network is an open network today more than 25% of all purchase sales and invoice volumes transacted on the network come from third party applications including many SAP customers. There’s plenty of opportunity to further integrate and expand our offerings to deliver greater value to Ariba and to SAP customers as well as to the broader marketplace.

Joining forces with SAP gives us additional resources and gives us additional reach to accelerate our stated goal to enable more than $1 trillion in commerce by 2015 and far more than that in the years beyond. The combination with SAP also comes at a time when there’s a revolution occurring in business. Having leaned out internal operations and stretched their customer supply chains across the globe, enterprises have become more and more dependent upon external partners. Boosting productivity and enhancing collaboration with these external partners are the top priorities for business leaders today. So the union of Ariba and SAP combines the strength of two organizations, each individually rich in talent. In Ariba we complement SAP’s growing Cloud capabilities with the DNA for running and growing a networked business model. We also bring many years of experience in supply chain and we’ve got lots of great relationships with leading supply chain organizations. So we look forward to working alongside a very talented SAP team who presents us with far more reach; the worlds greatest and largest install base of business software companies; and deep relationships with IT organizations in leading companies in every industry, in every region of the world. On a personal note we look forward to teaming with Jim and with Bill and the rest of his management team in driving continued success and the evolution of this inter-enterprise business community in the years to come.

With that I will turn it back over to Stefan.

Stefan Gruber:	Thank you Bob. I would like to open it for questions now and hand it back to the operator.

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Operator:

Thank you. Ladies and gentlemen, if you would like to ask a question at this time please press *1 on your telephone keypad. Please ensure that the mute function on your telephone is switched off to allow your signal to reach our equipment. If you find that your question has already been answered you may remove yourself from the queue by pressing *2. Again please press *1 to ask a question. We will pause for just a moment to assemble the queue.

We will take our first question from Philip Winslow from Credit Suisse. Please go ahead.

Philip Winslow:

Hi, thanks and congratulations to everyone on the call. I just want to get a sense for what you view as the cross-sell opportunity into the SAP install base? Obviously SAP has been very strong in supply chain management, particularly supply chain execution and planning; and then you obviously also recently also just bought Crossgate. Just how do you see all these kinds of pieces fitting together with Ariba and maybe you could give us a sense for overlap of clients, that would be great.

Jim Hagemann Snabe:

Yes, thanks a lot, great question. So first of all you mentioned Crossgate. Crossgate has similar technologies. We will leverage the Crossgate technologies and give all the opportunity to optimize the total combined technology stack. We see synergies in many ways and we tried to articulate them in the call. Besides the of course value of adding the SAP customer base which is as you know very valuable, there’s a number of technological opportunities. We will bring the HANA technology into the Ariba stack. We will bring the analytics and with that enable companies to better understand their spending, their selection of suppliers etc and we see an opportunity to use applications on top of HANA to bring supply chain management to optimization across enterprises and not just within enterprises which will be a whole new category on top of the combined forces of SAP and Ariba, so there are many, many synergies.

Bill McDermott:

I would build on Jim’s remarks Phil by just offering a couple of thoughts. One is we will keep this business network open and therefore in accounts where we are in a heterogeneous environment, all those customers that are not using SAP need not worry. They can continue to

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use Ariba and grow their relationship with Ariba, and I think Jim in his remarks pointed to geographies where we felt we could really expand. We’ve got a huge market opportunity we believe in China, the Middle East, North Africa, of course Latin America and also in the SAP install base many of SAP’s customers are also Ariba’s customers as Bob pointed out in his remarks. With the technologies that Jim mentioned I think you can see a real path to same account revenue growth and we’re counting on that.

Stefan Gruber:	Thank you. Let’s take the next question please.

Operator:	We will now take our next question from Gunnar Plagge from Citigroup. Please go ahead.

Gunnar Plagge:

Yes, hello, congratulations. A critical mass is clearly where the value comes from and I was wondering whether you could talk a little bit about the timing of this deal; in addition quickly on implications between Ariba’s procurement assets with regard to sourcing on demand that you announced last week? Thank you.

Jim Hagemann Snabe:

Let me take the last part of that question, Jim here. We announced last week that in the category in the Cloud that we call software for service we would have four lines of business focuses: one on people, managing the people in an organization; one on finance; one on customers; and one on suppliers. We will basically ask Bob and his team to manage the fourth one, the supplier dimension including optimizing the technologies that we have and that he has; and of course adding the network effect to this and you mentioned a very important part of this transaction, the gravity. This is really a gravity gain. There can only be one strong network and with a combination of SAP, our install base and the proven business model of Ariba we feel we have the strength to be that business network.

Werner Brandt:

Regarding the timing I think we envisioned to complete all the anti-trust and the regulatory filings as well as Angel proxy filings to the end of this month and the closing is anticipated to take place at the end of August.

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Bill McDermott:

For those of you that didn’t know, Angel was our internal codename for Ariba, so now you know our Angel. The other thing that might be noteworthy to mention is Lars Dalgaard who is not on the call tonight has done a great job of managing the SAP portfolio in the Cloud and there are many assets in the three categories in particular that Jim pointed out and the collaboration between the SAP Executive Team and Bob and his team will be stellar. We are counting on everyone working together as one team.

Stefan Gruber:	Thank you. Let’s take the next question please.

Operator:	We will now take our next question from Joseph Bose from Exane BNP. Please go ahead.

Joseph Bose:

Hi, good evening. Thank you very much for taking my questions. If I may just two quick ones. The first one is could you give us a sense of the initial deterioration costs maybe as you build HANA into the underlying platform of Ariba; and also as personally you kind of connect onto the SAP network Cloud as you discussed last week? The second question would be given what you presented last week at Sapphire you have added just another significant Cloud platform to your portfolio. Are you still considering the SAP network with Cloud as the underlying platform or are you at this stage considering leveraging the Ariba asset? Thank you.

Jim Hagemann Snabe:

Thanks Joseph for the question. So it’s a bit early to go too much in detail on technologies but I would say that HANA has proven very powerful in managing and accelerating non-SAP applications and we see a tremendous opportunity to take all the intelligence that’s in the Ariba network, put it on a real time platform like HANA and enable the customers to get the benefits of not just real time reporting but optimization that can happen in completely no ways. When it comes to the platform we see this as a new category in the Cloud. This is not just about software to service. This is collaboration as a service and therefore I would strongly say that the Ariba platform is the market leader in collaboration between businesses and obviously we want to just keep that but accelerate that as the platform for collaboration between companies.

Stefan Gruber:	Thank you. Let’s take the next question please.

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Operator:	We will now take our next question from Kirk Materne from Evercore. Please go ahead.

Kirk Materne:

Yes, thanks very much for taking the question. I might have missed this if you all addressed it earlier in the call, but I guess Bill, you mentioned this a second ago, is Lars essentially going to be managing the other three sort of pillars of your class strategy, HCM, CRM and finance; and Bob and his team will be sort of working along with him in the broader Cloud strategy? Is that the way I should think about this?

Bill McDermott:

Yes. You should think about those three categories that you just mentioned as under Lars’ domain. This category collaboration as a service we really see as kind of a next evolution category because it will clearly invigorate the on-premise business of SAP. If you think about all the install base customers now having immediate access to the biggest and most significant business network in the world, that’s a tremendous value add. As well you obviously have the Cloud, the software collaboration as a service in the Cloud that Bob will be representing. So we’re going to run it as a separate company under Bob’s leadership, him and his management team, it’s Ariba – an SAP company and that’s the way we’re going to go at this. We’re really excited, by the way Lars is also very excited because the significant work that he’s doing is consuming his full attention and you know this enables SAP also to be a company that can scale with big leaders that have big responsibilities and it makes it just that much more exciting to be part of SAP these days.

Kirk Materne:	Great. Thanks for taking the question.

Stefan Gruber:	Thank you. Let’s take the next question please.

Operator:	Our next question comes from Mohammed Moawalla from Goldman Sachs. Please go ahead.

Mohammed Moawalla:	Thank you, two questions from my side. First in terms of the cross-selling benefit, how quickly do you think you can start to generate some of these cross-selling benefits

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as you put the SAP customer base onto the Ariba platform? Secondly I believe Ariba has around $2 billion of losses in the US. Will you be able to utilize these and are these baked into your accretion estimates?

Bill McDermott:

I will let Werner talk about the way we can utilize the losses – the answer is yes we can and we will and I will let him give you the technicalities on that. But also there’s no reason once the deal is completed and we are in a position to align our workforces that we couldn’t begin adding value immediately to these customer relationships and of course the revenue growth and I have a feeling there’s a lot of customers and partners out there that when they get wind of this will be way ahead of us, so it should be very interesting.

Werner Brandt:	Yes, and only to reiterate, yes we can and yes we will use these net operating losses carried forward.

Jim Hagemann Snabe:

Let me just maybe add one final point. We already see today tremendous interest of the Crossgate connectivity and I think the interests of that will already now start increasing because we have shown with this combination that we are very committed to this network. With that moving to Bob and his team, none of these customers will feel any disadvantaged. They will only get suddenly the immediate effect of the entire network which is something no-one else could provide.

Mohammed Moawalla:	Ok, great. Thank you.

Stefan Gruber:	Thank you. We have time for one final question please.

Operator:	We will take our final question from Annika Graf from Financial Times Germany. Please go ahead.

Annika Graf:

Hello everybody. Thanks for taking my question and congratulations from my side as well. I would like to go a little bit deeper on this question of synergies. Mr. Snabe, you talked a lot about network effect but maybe you can also give a little insight if SAP plans to take advantage of buying a trading platform. Is this of any importance as well?

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Jim Hagemann Snabe:

Thanks a lot. Actually today we already have a trading platform when it comes to the raw materials and it’s very successful. The synergies, as always we are not buying market shares of the past. We are creating here the opportunities of the future. We’ve seen the value of social networks where people connect, now we bring that into business. Ariba has already done that and you combine that with the power of SAP, most of the synergies will be on the opportunities that arise for companies to do even more of that; and with that the synergy cases on the top line as always with SAP and I feel we have an opportunity to create something which no-one has been able to do in the combined force of Ariba and SAP.

Annika Graf:	Thank you very much.

Stefan Gruber:	Ok, thank you very much. This concludes our call on the acquisition of Ariba for today. Thank you all for joining and goodbye.

Jim Hagemann Snabe:	Bye bye, take care everybody.

Operator:	That will conclude today’s conference call ladies and gentlemen. Thank you for your participation, you may now disconnect.

Cautionary Statement Regarding Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this transcript include the statements from executives of both companies and statements concerning the parties’ ability to complete the transaction, the expected closing date of the transaction, and the expected benefits and synergies of the transaction. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These potential risks and uncertainties include, among others, uncertainties as to the timing of the acquisition; the satisfaction of closing

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conditions, including the receipt of Ariba stockholder approval and regulatory approvals; the failure to retain key Ariba employees, contracts or benefits; the failure to achieve expected synergies and other benefits; customer and partner uncertainty regarding the anticipated benefits of the transaction; whether certain industry segments will grow as anticipated; the competitive environment among participants in cloud technologies; and other risks detailed in SAP’s and Ariba’s filings with the U.S. Securities and Exchange Commission (“SEC”), including SAP’s most recent Annual Report on Form 20-F and Ariba’s most recent Annual Report on Form 10-K and quarterly report on Form 10-Q filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. SAP undertakes no obligation to publicly update or revise any forward-looking statements.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger, Ariba will file a proxy statement with the Securities and Exchange Commission (the “SEC”). The definitive proxy statement will be sent or given to the stockholders of Ariba and will contain important information about the proposed merger and related matters. Ariba’s stockholders are urged to read the definitive proxy statement carefully when it becomes available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger. Additionally, Ariba and SAP will file other relevant materials in connection with the proposed acquisition of Ariba by SAP pursuant to the terms of an Agreement and Plan of Merger by and among, SAP America, Angel Expansion Corporation, a wholly owned subsidiary of SAP America, and Ariba. SAP, Ariba and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Ariba stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of SAP’s executive officers and directors in the solicitation by reading SAP’s most recent Annual Report on Form 20-F, and the proxy statement and other relevant materials filed with the SEC when they become available. Information concerning the interests of Ariba’s participants in the solicitation, which may, in some cases, be different than those of Ariba’s stockholders generally, will be set forth in the proxy statement relating to the merger when it becomes available.

The materials to be filed by SAP and Ariba with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Ariba by contacting Ariba Investor Relations by email at investorinfo@ariba.com or by telephone at +1 (678) 336-2980.

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